Exhibit 99.1

Contact: Lisa K. Klinger

EVP-Chief Financial Officer

(336) 217-4070

lisaklinger@thefreshmarket.com

BOB SASSER Joins Board of The Fresh Market, Inc.

GREENSBORO, N.C., Mar. 20, 2012 (GLOBE NEWSWIRE) The Fresh Market, Inc. (NASDAQ:TFM) today announced that its Board of Directors elected Bob Sasser, President and Chief Executive Officer of Dollar Tree Stores, as a new Board member effective immediately. Mr. Sasser joined Dollar Tree (NASDAQ: DLTR) as Chief Operating Officer in 1999. He has been President of Dollar Tree since 2001 and Chief Executive Officer since 2004. In his current role, he oversees all aspects of Dollar Tree’s retail business in the U.S. and Canada, including thousands of stores in all 48 contiguous states and 4 Canadian provinces. Prior to joining Dollar Tree, Mr. Sasser held senior executive positions at Roses Stores, Inc. and Michaels Stores Inc.

Craig Carlock, President and CEO of The Fresh Market, commented, "We are excited for Bob to join our Board of Directors. Bob brings an extensive background in consumer goods, merchandising and retail operations. With first-hand experience in retail and a wealth of knowledge about expansion and distribution, he will be an excellent addition and we look forward to his active participation on our Board."

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of March 20, 2012, the company operates 115 stores in 21 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast. For more information, please visit www.thefreshmarket.com.

This press release is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

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